Exhibit (a)
JOINT FILING AGREEMENT
     The undersigned hereby agree that Amendment No. 34 the Statement on Schedule 13D relating to units of limited partnership interest in Consolidated Capital Institutional Properties, filed by the undersigned, and all further amendments to such Statement on Schedule 13D, shall be filed on behalf of each of them. This Agreement is intended to satisfy Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Dated: April 3, 2007

AIMCO PROPERTIES, L.P.

By:	AIMCO-GP, INC.
Its General Partner

AIMCO-GP, INC.

APARTMENT INVESTMENT AND
MANAGEMENT COMPANY

AIMCO IPLP, L.P.

By:	AIMCO/IPT, INC.
Its General Partner

AIMCO/IPT, INC.

COOPER RIVER PROPERTIES, L.L.C.

REEDY RIVER PROPERTIES, L.L.C.

By:	/s/ Martha Long Martha Long
Senior Vice President